Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lantheus Holdings, Inc. 2018 Performance Incentive Plan, as amended, and the Lantheus Holdings, Inc. 2005 Stock Incentive Plan, as amended, of our report dated March 13, 2020, with respect to the consolidated financial statements of Progenics Pharmaceuticals, Inc. for the years ended December 31, 2019 and 2018 appearing in Lantheus Holdings Inc.’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 22, 2020.

/s/ Ernst & Young LLP

Stamford, Connecticut

June 26, 2020